For Release Wednesday, February 8, 2006; 7:00 AM EST

CYBERONICS REPORTS Q3 RESULTS
Conference call scheduled for 8:00 AM EST

HOUSTON, Texas, February 8, 2006 — Cyberonics, Inc. (NASDAQ:CYBX) today announced financial results for the third quarter ended January 27, 2006 of its fiscal year ending April 28, 2006. Net sales increased 19.4% to a record $31.3 million, compared to net sales of $26.2 million for the third quarter last year. U.S. net sales for the third quarter were $27.6 million, an increase of 20.0% as compared to U.S. net sales of $23.0 million for the third quarter last year. International sales for the third quarter were $3.7 million, an increase of 15.1% as compared to $3.2 million for the third quarter last year.

Net sales for the nine months ended January 27, 2006 were a record $87.4 million compared to $76.8 million for the nine months ended January 28, 2005. Net sales for the nine months ended January 27, 2006 included $76.1 million from the U.S. market and $11.3 million from international markets, compared to net sales of $67.9 million from the U.S. market and $8.9 million from international markets for the same period last year.

Gross profit margin for the quarter ended January 27, 2006 was a record 87.6%, compared to 85.7% for the quarter ended January 28, 2005. Gross profit margin for the nine months ended January 27, 2006 was 86.9%, compared to 84.0% for the same period last year. Operating expenses for the quarter ended January 27, 2006 were $42.0 million, compared to $23.5 million for the same period last year and decreasing from $47.7 million in last quarter. Operating expenses for the nine months ended January 27, 2006 were $132.0 million, compared to $70.7 million for the same period last year.

Net loss for the quarter ended January 27, 2006 was $14.6 million, or $0.58 per fully diluted share, compared to net loss of $22.1 million, or $0.88 per fully diluted share for the second quarter ended October 28, 2005 and a net loss of $0.8 million, or $0.03 per fully diluted share for the quarter ended January 28, 2005. Net loss for the nine months ended January 27, 2006 was $55.5 million, or $2.23 per fully diluted share, compared to net loss of $5.8 million, or $0.24 per fully diluted share for the nine months ended January 28, 2005.

“Cyberonics continues to accelerate the accomplishment of its mission to improve the lives of people touched by refractory epilepsy and treatment-resistant depression (TRD),” commented Robert P. (“Skip”) Cummins, Cyberonics’ Chairman of the Board and Chief Executive Officer. “Since the launch of VNS Therapy as the only FDA-approved treatment for TRD, the worldwide awareness, acceptance and demand for VNS Therapy among physicians and patients, especially among psychiatrists and Americans with TRD, has grown rapidly to record levels. Over the past six months almost 4,000 neurologists and psychiatrists in the U.S. have submitted almost 13,000 Insurance Verification and Education Authorization (IVEA) and Patient Identification and Qualification (PIQ) forms seeking Cyberonics’ assistance with patient qualification and education and insurance verification and prior authorization. At the end of Q3 over 6,000 refractory epilepsy or TRD patients in the U.S. were actively working their way through the VNS education and prior authorization process towards VNS Therapy.

“The primary gating factor in the accomplishment of our mission to improve the lives of people touched by TRD and in converting psychiatrists’ and patients’ awareness, acceptance and demand for the only FDA-approved treatment for TRD into actual patient access continues to be coverage by third-party payers,” continued Mr. Cummins. “Although over 100 different payers have approved at least one VNS implant and every ruling by a third-party appeals board has so far granted access to VNS Therapy, case-by-case cycle times and conversion rates and the absence of adequate national and regional coverage policies are severely restricting TRD patients’ access to the only FDA-approved treatment for TRD, inhibiting the growth of qualified MD and patient demand and severely limiting appropriate, medically necessary and indicated use of VNS Therapy. Compared to the first six months after epilepsy approval in 1997, in the first six months in TRD, Cyberonics received 21 times the number of TRD IVEAs (6,775) vs. epilepsy IVs (325) from 17 times the number of MDs (2,111 TRD psychiatrists vs. 125 epilepsy neurologists), yet only 1.8 times the number of TRD patients (550 TRD patients vs. 300 epilepsy patients) were implanted and treated with VNS Therapy. Comparisons of recent epilepsy and TRD patient flow through our education and insurance verification and prior authorization processes provides further confirmation of the growing U.S. TRD demand and the negative impact that payers’ unjustifiable denial of coverage is having on patients’ access to the only FDA-approved treatment for TRD. For the six months ended January 27, Cyberonics received 1.1 times the number of TRD IVEAs (6,775) vs. epilepsy PIQs (6,048) from 1.3 times the number of MDs (2,111 psychiatrists vs. 1,628 neurologists), and educated 1.3 times the number of TRD patients (4,200) vs. epilepsy patients (3,011), yet only 750 TRD patients were scheduled for VNS implant vs. almost 3,000 epilepsy patients scheduled for implant during the same period.

“Cyberonics’ highest priority remains providing TRD patients and their psychiatrists parity in access to VNS Therapy for medically necessary and FDA-approved use,” continued Mr. Cummins. “Americans with refractory epilepsy have enjoyed universal access to VNS Therapy with increasing reimbursement to VNS service providers for at least the past five years. TRD study patients and indigent Americans with TRD now have access to VNS Therapy through Cyberonics’ Lifetime Reimbursement Guarantee and $15 million Indigent Access Programs. Americans with TRD and health insurance deserve and are entitled to similar access to the first and only FDA-approved treatment for their lifelong and life-threatening illness. To that end, Cyberonics is working diligently with many major payers to facilitate favorable technology assessments and national and regional coverage policy decisions in the next six months. We remain cautiously optimistic, despite facing a more difficult national coverage environment for implantable devices in TRD than we faced in epilepsy in 1997, that in TRD we will outperform the epilepsy coverage precedent which provided universal access to VNS Therapy within 2.5 years of epilepsy approval. The plethora of publicly available information including VNS Therapy history in epilepsy, VNS Therapy TRD study data, VNS Therapy TRD FDA approval documentation, a growing body of peer-reviewed evidence on VNS Therapy and treatments-as-usual in TRD and TRD health care utilization and cost studies, confirms the achievability of that objective and that coverage of VNS Therapy for all of its FDA-approved indications for use including TRD is not only in the best interests of physicians and patients, but also payers.

“Cyberonics continues to reallocate and focus its resources on its mission critical priorities,” concluded Mr. Cummins. “For the next five quarters those priorities include first and foremost (1) TRD parity in access through national and regional coverage policies, (2) improved TRD case-by-case approval cycle times and conversion rates and (3) conversion of the significant amount of psychiatrist and patient awareness and acceptance of VNS Therapy created by our launch plan into actual demand and access. Our secondary priorities include maintaining adequate support of our U.S. epilepsy customers to accelerate new patient and end-of-service sales growth in our U.S. epilepsy market and maintaining a balance between sales growth and profitability.”

“We are revising our FY06 guidance and providing limited FY07 guidance to ensure that realistic expectations define our performance going forward and that those expectations reflect current (1) corporate priorities and allocation of resources, (2) VNS Therapy market realities including current TRD coverage policies, (3) Cyberonics’ sales and marketing productivity, and (4) the challenges of pioneering an entirely new implantable device market,” commented Pamela B. Westbrook, Vice President, Finance and Administration and Chief Financial Officer. “Over the next five quarters we expect a continued acceleration in quarterly sales from $34 million ($136 million annualized) in Q4 FY06 to $51 million ($204 million annualized) in Q4 FY07 and in quarterly annualized sales growth from 27% in Q4 FY06 to over 50% annual growth in Q4 FY07. In terms of profitability, we remain committed and confident that Cyberonics will return to quarterly positive earnings by Q2 FY07. To that end, we expect that quarterly operating expenses will continue to decline to reach a quarterly sales break-even point of less than $38 million by the first quarter of fiscal 2007. For more information on our third quarter and year-to-date performance, TRD launch, physician and patient awareness and acceptance of VNS Therapy, TRD case-by-case approvals and efforts to obtain national and regional coverage policies and revised guidance, please refer to the Company’s public filings with the U.S. Securities and Exchange Commission, our slide presentation for the Merrill Lynch 2006 Global Pharmaceutical, Biotechnology and Medical Device Conference available on www.cyberonics.com, the TRD information including the TRD Coverage and Reimbursement information available at , and presented on the conference call scheduled for 8:00 AM EST on February 8, 2006.”

Q3 RESULTS CONFERENCE CALL

The conference call to discuss the third quarter results will be held at 8:00 AM EST on Wednesday, February 8, 2006. To listen to the conference call live by telephone dial 877-451-8943 (if dialing from within the U.S.) or 706-679-3062 (if dialing from outside the U.S.). The conference ID is 4885673; the leader is Pam Westbrook. The Merrill Lynch presentation slides will be discussed on the call and are immediately available on-line at www.cyberonics.com. A replay of the conference call will be available two hours after the completion of the conference call by dialing 800-642-1687 (if dialing from within the U.S.) or 706-645-9291 (if dialing outside the U.S.). The replay conference ID access code is 4885673.

MERRILL LYNCH 2006 GLOBAL PHARMACEUTICAL, BIOTECHNOLOGY AND MEDICAL DEVICE CONFERENCE

Senior management, including Robert P. (“Skip”) Cummins, Cyberonics’ Chairman and Chief Executive Officer and Pamela B. Westbrook, Vice President Finance and Administration and Chief Financial Officer, will present at the Merrill Lynch 2006 Global Pharmaceutical, Biotechnology and Medial Device Conference at the Grand Hyatt New York located in New York City at 11:40 AM on Wednesday, February 8, 2006. Presentation slides for this conference are immediately available on-line at www.cyberonics.com. Merrill Lynch will host a webcast of the presentation live and by replay at www.events.ml.com or by going to www.cyberonics.com and clicking on the link for this webcast. The replay of the webcast will be available within 24 hours following the presentation until February 22, 2006. Access to the webcast and webcast replay are not protected by a password.

ABOUT VNS THERAPY AND CYBERONICS

Information on Cyberonics, Inc. and VNS TherapyTM is available at www.cyberonics.com and www.vnstherapy.com.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can be identified by the use of forward-looking terminology, including “may,” “believe,” “will,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” and “forecast,” or other similar words. Statements contained in this press release are based upon information presently available to us and assumptions that we believe to be reasonable. We are not assuming any duty to update this information should those facts change or should we no longer believe the assumptions to be reasonable. Investors are cautioned that all such statements involve risks and uncertainties, including without limitation, statements concerning sales, sales growth rates, operating expenses and earnings for Q4 FY06 and FY07, and obtaining national and regional coverage for VNS Therapy for TRD by third-party payers. Our actual results may differ materially. Important factors that may cause actual results to differ include, but are not limited to: continued market acceptance of VNS Therapy and sales of our product; the development and satisfactory completion of clinical trials and/or market test and/or regulatory approval of VNS Therapy for the treatment of Alzheimer’s disease, anxiety, or other indications; adverse changes in coverage or reimbursement amounts by third-parties; intellectual property protection and potential infringement claims; maintaining compliance with government regulations and obtaining necessary government approvals for new applications; product liability claims and potential litigation; reliance on single suppliers and manufacturers for certain components; the accuracy of management’s estimates of future expenses and sales; and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC). For a detailed discussion of these and other cautionary statements, please refer to Cyberonics’ most recent filings with the SEC, including its Form 10-K for the fiscal year ended April 29, 2005.

CONTACT INFORMATION:

Investor Relations	Helen Shik
Cyberonics, Inc.	Vice President
100 Cyberonics Blvd.	Schwartz Communications
Houston, TX 77058	230 Third Avenue, Waltham, MA 02451
Main: (281) 228-7262	Main: (781) 684-0770
Fax: (281) 218-9332	Fax: (781) 684-6500
ir@cyberonics.com	hshik@schwartz-pr.com

CYBERONICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	January 27, 2006	April 29, 2005
ASSETS
Current Assets
Cash, cash equivalents and short-term marketable securities	$99,491,659	$61,475,892
Accounts receivable, net	20,051,838	16,476,084
Inventories	16,807,039	8,545,385
Other current assets	4,896,376	3,355,778

Total Current Assets	141,246,912	89,853,139
Property and equipment, net and other assets	15,746,964	9,002,258

	$156,993,876	$98,855,397

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$26,028,723	$23,049,628
Long term liabilities	125,879,482	209,928
Stockholders’ equity	5,085,671	75,595,841

	$156,993,876	$98,855,397

CYBERONICS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Thirteen Weeks Ended		For the Thirty-Nine Weeks Ended
	January 27, 2006	January 28, 2005	January 27, 2006	January 28, 2005
Net sales	$31,304,205	$26,212,509	$87,393,962	$76,782,625
Cost of sales	3,868,591	3,753,623	11,420,569	12,258,207

Gross Profit	27,435,614	22,458,886	75,973,393	64,524,418
Operating Expenses:
Selling, general and administrative	34,590,677	18,963,636	110,882,757	56,718,727
Research and development	7,439,619	4,535,300	21,094,536	13,940,006

Total Operating Expenses	42,030,296	23,498,936	131,977,293	70,658,733

Loss From Operations	(14,594,682)	(1,040,050)	(56,003,900)	(6,134,315)
Interest income	1,139,165	292,963	2,168,184	666,868
Interest expense	(1,150,418)	(100,672)	(1,731,583)	(336,992)
Other income (expense), net	4,651	35,455	91,056	66,466

Loss before income taxes	(14,601,284)	(812,304)	(55,476,243)	(5,737,973)
Income tax expense	1,800	4,983	57,972	14,294

Net Loss	$(14,603,084)	$(817,287)	$(55,534,215)	$(5,752,267)

Basic loss per share	$(0.58)	$(0.03)	$(2.23)	$(0.24)
Diluted loss per share	$(0.58)	$(0.03)	$(2.23)	$(0.24)

Shares used in computing basic earnings per share	25,097,377	23,933,766	24,878,569	23,852,921
Shares used in computing diluted earnings per share	25,097,377	23,933,766	24,878,569	23,852,921